Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Lisa Elliott Dennard Lascar Associates lelliott@dennardlascar.com 713-529-6600	Danny Gibbons SVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T Offshore Announces Expiration and Final Results for Exchange Offer and Consent Solicitation

HOUSTON, September 2, 2016 – W&T Offshore, Inc. (NYSE: WTI) (the “Company”) today announced the expiration and final results for its previously announced exchange offer and consent solicitation to eligible holders of its outstanding 8.500% Senior Notes due 2019 (the “Existing Notes”) for up to (i) 76,590,000 shares of common stock, par value $0.00001 per share, of the Company (the “Shares”), (ii) $202.5 million aggregate principal amount of its new Senior Second Lien PIK Toggle Notes due 2020 (the “New Second Lien Notes”) and (iii) $180.0 million aggregate principal amount of its new Senior Third Lien PIK Toggle Notes due 2021 (the “New Third Lien Notes” and, together with the New Second Lien Notes and the Shares, the “New Securities”) pursuant to the terms of the offering memorandum and consent solicitation statement, as amended, and the related letter of transmittal (together, the “Offering Documents”). At a Special Meeting of the Company’s shareholders held on September 1, 2016 (the “Special Meeting”), the increase in the Company’s authorized common stock to 200,000,000 shares and the issuance of the Shares were approved. For more information regarding the Special Meeting results, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 2, 2016.

The Company has been informed by the information agent for the exchange offer that, as of 5:00 p.m., New York City time, on September 1, 2016, a total of approximately $710.2 million, or approximately 78.9%, of the outstanding aggregate principal amount of Existing Notes were validly tendered. The Company has accepted for exchange all of the validly tendered Existing Notes. As a result, approximately 60.4 million Shares, $159.8 million aggregate principal amount of New Second Lien Notes and $142.0 million aggregate principal amount of New Third Lien Notes will be issued upon settlement of the exchange offer, which is expected to occur on or about September 7, 2016. In addition, the requisite consents were received to approve the proposed amendment to the indenture governing the Existing Notes.

The New Securities offered by the Company have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The exchange offer and consent solicitation was not made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to, any securities.

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in approximately 54 fields in federal and state waters (50 producing and four fields capable of producing) and has under lease approximately 750,000 gross acres, including approximately 450,000 gross acres on the Gulf of Mexico Shelf and approximately 300,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the Company’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of the Company’s risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Q reports found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

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